Exhibit 99.1

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

RECONCILIATION OF GAAP TO NON-GAAP INFORMATION

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 29, 2006
	GAAP	Non-GAAP Adjustments	Notes	Non-GAAP
Revenue	$2,793	$—		$2,793

Cost of revenue	2,351	(42)	A,B,C	2,309
Product development	243	(22)	B,C	221
Marketing and administrative	180	(14)	B,C	166
Amortization of intangibles	11	(10)	A	1
Restructuring, net	(4)	4	D	—

Total operating expenses	2,781	(84)		2,697

Income from operations	12	84		96

Interest income	19	—		19
Interest expense	(20)	2	E	(18)
Other, net	3	—		3

Other income (expense), net	2	2		4

Income before income taxes	14	86		100
Provision for (benefit from) income taxes	(5)	8	F	3

Net income	$19	$78		$97

Net income per share:
Basic	$0.03			$0.17
Diluted	0.03			0.16
Number of shares used in per share calculations:
Basic	576			576
Diluted	602			602

The non-GAAP financial measures provided herein exclude the impact of the following:

•	amortization of intangibles acquired in the Maxtor acquisition;

•	amortization of unearned stock-based compensation related to the Maxtor acquisition;

•	integration and retention costs related to the Maxtor acquisition;

•	the reversal of restructuring reserves;

•	interest expense related to purchase accounting treatment for fair market value lease amortization and the related tax effects of these items.

We believe these non-GAAP measures are useful to investors because they provide an alternative method for measuring the operating performance of the Company’s business and for enhancing comparability to prior periods, excluding the impact of the factors identified above. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Footnotes

A	To exclude amortization of intangibles acquired in the Maxtor acquisition ($24 million in Cost of revenue and $10 million in Amortization of intangibles)
B	To exclude unearned stock-based compensation expense related to the acquisition of Maxtor ($2 million in Cost of revenue; $8 million in Product development and $4 million in Marketing and administrative)
C	To exclude integration and retention costs related to the Maxtor acquisition ($16 million in Cost of revenue; $14 million in Product development and $10 million in Marketing and administrative)
D	To exclude the reversal of restructuring reserves
E	To exclude interest expense related to purchase accounting treatment for fair market value lease amortization
F	To exclude the tax effects of footnotes B and C